Exhibit 2.2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of June 17, 2025, is made and entered into by and among TheRas, Inc., a Delaware corporation (doing business as BridgeBio Oncology Therapeutics) (the “Company”), Helix Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Helix II Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Business Combination Agreement, dated as of February 28, 2025 (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.2(a) of the Business Combination Agreement, any provision of the Business Combination Agreement may be amended by execution of a written instrument signed by the Company, Parent and Merger Sub; and

WHEREAS, each of the Company, Parent and Merger Sub agrees to amend the Business Combination Agreement as described below.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
AMENDMENTS

Section 1.1

(a) Section 2.4(b)(i) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

PubCo’s Board of Directors will initially consist of eight directors, as follows: (A) two directors will be designated by Cormorant; (B) three directors will be designated by the Company; (C) one director will be the Company’s Chief Executive Officer; and (D) two directors will be Independent Directors who are not employed by the Company and who are mutually agreeable to the remaining directors; provided, that at least a majority of PubCo’s Board of Directors shall qualify as Independent Directors. The initial director designees are set forth on Company Schedule 2.4(b)(i), with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal. If any Person designated pursuant to this Section 2.4(b)(i) is not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on PubCo’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(b)(i).

(b) Company Schedule 2.4(b)(i) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

• Eli Wallace

• Neil Kumar

• Frank McCormick

• Praveen Tipirneni

• Michelle Doig

• Bihua Chen

• Raymond Kelleher

• Jake Bauer

Section 1.2 Company Schedule 2.4(b)(ii) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

• Eli Wallace, Chief Executive Officer

• Pedro Beltran, Chief Scientific Officer

• Yong Ben, Chief Medical and Development Officer

• Idan Elmelech, Senior Vice President Strategy and Business Development.

• An individual to be mutually agreed upon by the Parties, Chief Financial Officer

ARTICLE 2
MISCELLANEOUS

Section 2.1 Each of the Company, Parent and Merger Sub hereby agree that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications. Upon the execution of this Amendment by the parties hereto, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

Section 2.2 The provisions of Article XI of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

THERAS, INC.
By:	/s/ Eli Wallace
Name: Eli Wallace
Title: Chief Executive Officer

HELIX ACQUISITION CORP. II
By:	/s/ Bihua Chen
Name: Bihua Chen
Title: Chief Executive Officer

HELIX II Merger sub, inc.
By:	/s/ Bihua Chen
Name: Bihua Chen
Title: President